Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3ASR of Tellurian Inc. (No. 333-269069) and to the incorporation by reference in the Registration Statements on Form S-8 of Tellurian Inc. (No. 333-220641, No. 333-216010, No. 333-189614, No. 333-171149, No. 333-162668 and No. 333-70567) of all references to our firm and information from our reserves report dated February 7, 2023, included in or made a part of Tellurian Inc.’s Annual Report on Form 10-K for the year ended December 31, 2022, and our summary report attached as Exhibit 99.1 to the Annual Report on Form 10-K.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
Executive Chairman
Houston, Texas
February 22, 2023